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EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 24, 2010 relating to the consolidated balance sheets of Toys "R" Us, Inc. and subsidiaries ("Toys "R" Us") as of January 30, 2010 and January 31, 2009 and the related consolidated statements of operations, cash flows and stockholders' equity (deficit) for each of the three fiscal years in the period ended January 30, 2010 and the related financial statement schedule, (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes explanatory paragraphs relating to i) a change in accounting estimate effected by a change in accounting principle related to gift card breakage, ii) a change in accounting method for valuing the merchandise inventories for the domestic segment from the retail inventory method to the weighted average cost method, iii) the adoption of new guidance on the accounting for uncertainty in income taxes, and iv) the adoption of new guidance on the accounting for non-controlling interests), and our report dated March 24, 2010 relating to the effectiveness of Toys "R" Us's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Toys "R" Us for the year ended January 30, 2010. We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
May 13, 2010

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  EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM